Exhibit 99.2
Esperion Retains Gibson Dunn to Secure $300 Million Payment From DSE;
Will Announce First Quarter Financial Results Tuesday, May 9

– Gibson Dunn Files Amended Complaint with Powerful New Evidence –

ANN ARBOR, Mich., May 4, 2023 (GLOBE NEWSWIRE) -- Esperion (NASDAQ: ESPR) announced today that it has retained Gibson Dunn to vindicate its contractual rights against Daiichi Sankyo Europe (“DSE”) and filed an amended complaint against DSE in the Southern District of New York. The complaint seeks a judicial declaration, on an expedited basis, that DSE is contractually required to make a $300 million milestone payment to Esperion upon regulatory approval. DSE recently stated it will not make the $300 million milestone payment that the contract requires.

The amended complaint, filed by Gibson Dunn’s Orin Snyder, one of the country’s foremost trial lawyers, provides substantial new evidence demonstrating that DSE’s repudiation of the agreement is wrong and in bad faith:

•The amended complaint establishes that the key term in the contract, “cardiovascular risk reduction,” is unambiguous and is not limited to MACE-4 results, as DSE now says.
•The amended complaint includes previously undisclosed drafts of the parties’ agreement in which Esperion specifically rejected DSE’s proposal to limit “cardiovascular risk reduction” to MACE-4 results.
•The amended complaint makes clear that DSE is repudiating the agreement in a transparent attempt to drive down Esperion’s stock price and pressure it to re-negotiate the parties’ license agreement.

“This amended complaint, filed by Gibson Dunn and supported by new evidence, makes clear that we are entitled to the $300 million milestone payment from DSE upon regulatory approval. We will not acquiesce to DSE’s commercially dishonest tactics,” says Esperion President and Chief Executive Officer Sheldon Koenig. “We are working diligently to resolve this dispute as we continue to commercialize bempedoic acid in Europe and around the world. And we fully expect to receive the $300 million milestone payment from DSE upon regulatory approval in the first half of 2024 – in full and on schedule, when we always expected to receive it.”

The Company will host its Q1 2023 earnings call on May 9, during which it will discuss first quarter performance in detail and provide additional company updates. The Company will issue a press release containing these financial results before the call begins, and will concurrently post this to its website esperion.com within the Investors and Media section.

INDICATION
Bempedoic acid is indicated as an adjunct to diet and maximally tolerated statin therapy for the treatment of adults with heterozygous familial hypercholesterolemia or established atherosclerotic cardiovascular disease who require additional lowering of LDL-C.
Limitations of Use: The effect of bempedoic acid on cardiovascular morbidity and mortality has not been determined.

IMPORTANT SAFETY INFORMATION

Warnings and Precautions: Hyperuricemia: Bempedoic acid may increase blood uric acid levels. Hyperuricemia may occur early in treatment and persist throughout treatment, and may lead to the development of gout, especially in patients with a history of gout. Assess uric acid levels periodically as clinically indicated. Monitor for signs and symptoms of hyperuricemia, and initiate treatment with urate-lowering drugs as appropriate.
Tendon Rupture: Bempedoic acid is associated with an increased risk of tendon rupture or injury. In clinical trials, tendon rupture occurred in 0.5% of patients treated with bempedoic acid versus 0% of patients treated with placebo, and involved the rotator cuff (the shoulder), biceps tendon, or Achilles tendon. Tendon rupture occurred within weeks to months of starting bempedoic acid. Tendon rupture may occur more frequently in patients over 60 years of age, patients taking corticosteroid or fluoroquinolone drugs, patients with renal failure, and patients with previous tendon disorders. Discontinue bempedoic acid at the first sign of tendon rupture. Avoid bempedoic acid in patients who have a history of tendon disorders or tendon rupture.

Adverse Reactions: In clinical trials, the most commonly reported adverse reactions were upper respiratory tract infection, muscle spasms, hyperuricemia, back pain, abdominal pain or discomfort, bronchitis, pain in extremity, anemia, and elevated liver enzymes. Reactions reported less frequently, but still more often than with placebo, included benign prostatic hyperplasia and atrial fibrillation.

Drug Interactions: Simvastatin and Pravastatin: Concomitant use results in increased concentrations and increased risk of simvastatin or pravastatin-related myopathy. Use with greater than 20 mg of simvastatin or 40 mg of pravastatin should be avoided.

Lactation and Pregnancy: It is not recommended that bempedoic acid be taken during breastfeeding. Discontinue bempedoic acid when pregnancy is recognized, unless the benefits of therapy outweigh the potential risks to the fetus. Based on the mechanism of action, bempedoic acid may cause fetal harm.

Please see full Prescribing Information here.

Esperion Therapeutics
At Esperion, we discover, develop, and commercialize innovative medicines to help improve outcomes for patients with or at risk for cardiovascular and cardiometabolic diseases. The status quo is not meeting the health needs of millions of people with high cholesterol – that is why our team of passionate industry leaders is breaking through the barriers that prevent patients from reaching their goals. Providers are moving toward reducing LDL-cholesterol levels as low as possible, as soon as possible; we provide the next steps to help get patients there. Because when it comes to high cholesterol, getting to goal is not optional. It is our life’s work. For more information, visit esperion.com and esperionscience.com and follow us on Twitter at twitter.com/EsperionInc.

CLEAR Cardiovascular Outcomes Trial
CLEAR Outcomes is part of the CLEAR clinical research program for NEXLETOL and NEXLIZET. The CLEAR Program seeks to generate important clinical evidence on the safety and efficacy of bempedoic acid, a first in class ATP citrate lyase inhibitor contained in Nexletol and Nexlizet and its potential role in addressing additional critical unmet medical needs. More than 60,000 people will have participated in the program by the time of its completion. The CLEAR Program includes 5 label-enabling Phase III studies as well as other key Phase IV studies with the potential to reach more than over 30 million people with or at risk for CVD based on elevated LDL-c.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding expected milestone payments from partners and other statements containing the words “anticipate,” “believe,” “entitle,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “provide,” “seek,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion’s actual results to differ significantly from those projected, including, without limitation, the risks detailed in Esperion’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

Esperion Contact Information:
Investors:
Alexis Callahan
investorrelations@esperion.com
(406) 539-1762

Media:
Tiffany Aldrich
corporateteam@esperion.com
(616) 443-8438